EXHIBIT 10.22

RESTRICTED STOCK UNIT AGREEMENT

FLOWSERVE CORPORATION
2020 LONG-TERM INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and _________________ (the “Participant”) as of _________________ (the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (as defined below).

WHEREAS, the Company has adopted the Flowserve Corporation 2020 Long-Term Incentive Plan (the “Plan”) to strengthen the ability of the Company to retain the services of key Employees and Outside Directors and to increase the interest of such persons in the Company’s welfare.

WHEREAS, the Organization and Compensation Committee of the Board of Directors of the Company believes that the grant of Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:

1.    Restricted Stock Units

(a) In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of _________________ Restricted Stock Units (the “RSUs”), which will be converted into the number of shares of Common Stock of the Company equal to the number of vested RSUs, subject to the conditions and restrictions set forth below and in the Plan. The RSUs granted pursuant to this Agreement will be subject to the Company’s “Clawback and Forfeiture Policy,” as the same may be modified from time to time.

(b) No Shareholder Rights

The RSUs granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a stockholder of the Company prior to the date shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to RSUs shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with this Agreement.

2.    Vesting and Conversion of RSUs into Common Stock

(a) Subject to the provisions of Paragraph 3 below, the RSUs shall vest ratably over a three-year period following the Date of Grant, with 1/3 of the RSUs vesting on the first anniversary of the Date of Grant (rounded up to the nearest whole RSU), 1/3 of the RSUs vesting on the second anniversary of the Date of Grant (rounded down to the nearest whole RSU), and the remaining 1/3 of the RSUs vesting on the third anniversary of the Date of Grant (each such date, a “Vesting Date”). In any event, subject to the provisions of Paragraph 3 below, the RSUs shall cease to vest following the Participant’s termination of employment with the Company.

(b) Subject to the provisions of Paragraph 3 below, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the date on which the RSUs vest in accordance with the schedule set forth in Paragraph 2(a) above, the Company shall convert the vested RSUs into the number of whole shares, rounded up to the nearest whole share, of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

(c) Following conversion of the vested RSUs into shares of Common Stock, such shares of Common Stock will be registered and transferred of record to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 8 and 10 below.

(d) Each year that this Agreement is in effect, the Participant will receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the RSUs as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested RSUs into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such RSUs prior to the date of such conversion. In the event any RSUs do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested RSUs.

3.    Effect of Termination of Employment or Services

(a) The RSUs granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(a) above, on condition that the Participant remains employed by or continues to provide services to the Company or a Subsidiary through the applicable vesting dates set forth in Paragraph 2(a). If, however, either:

(i) the Company and its Subsidiaries terminate the Participant’s employment or service relationship; or

(ii) the Participant terminates his or her employment or service relationship,
(in each case not as a result of Total and Permanent Disability, death or a Special End of Service) then the RSUs that have not vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of the termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.

(b) Termination due to Death, Total and Permanent Disability or Special End of Service. In the event the Participant’s employment with the Company terminates due to his or her Total and Permanent Disability or death, then on the date of such termination of employment (the “Death/ Disability Vesting Date”), 100% of the RSUs shall vest. Notwithstanding Paragraph 2(b) above and subject to Paragraph 24, as soon as practicable, but in no event later than the date that is two and a half (2½) months following the Death/ Disability Vesting Date, the Company shall convert the vested RSUs into the number of whole shares of Common Stock, rounded up to the nearest whole share, equal to the number of vested RSUs, subject to the provisions of the Plan and this Agreement, and shall deliver such shares (in accordance with Paragraph 2(c) above) to the Participant (or the Participant’s estate).

In the event the Participant’s employment with the Company terminates due to his or her Special End of Service, then on the Vesting Date the Participant shall be entitled to receive the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through such Vesting Date in accordance with Paragraph 2. For purposes of this Agreement, the terms “Special End of Service” shall mean the voluntary termination of a Participant’s employment with the Company for any reason other than due to the Participant’s death, Total and Permanent Disability, reduction-in-force, or “cause” (as determined by the Committee in its sole discretion) on or after attaining both (i) age 55 and (ii) 10 years of service with the Company or its subsidiaries.

(c) Notwithstanding Paragraphs 2(a) and 3(a) above, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested RSUs.

4.    Non-Solicitation and Non-Recruitment Covenants

(a) Participant acknowledges that that he or she has become and will continue to become familiar with new and on-going Confidential Information (as defined below). Participant recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Participant agrees that, to protect the Company’s Confidential Information (as defined below) and business goodwill, it is necessary to enter into the following restrictive covenants. As used in this Paragraph 4, references to the “Company” refer to the Company and its Subsidiaries.

Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the date on which Participant’s employment ceases (for whatever reason) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(I) Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment or engagement; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment or engagement by the Company; or (C) Participant received Confidential Information regarding during Participant’s employment with or engagement by the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(II) Non-Recruitment. Hire, recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any current employee or independent contractor of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries whose employment or engagement ceased no more than three (3) months earlier.

For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company and its affiliates, including, but not limited to, the following:

(A) information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(B) business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(C) financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(D) names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(E) any non-public matter or thing obtained or ascertained by Participant through Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(b) Remedies. Participant acknowledges that the restrictions contained in this Paragraph 4, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Paragraph 4.

(i) Forfeiture by Participant. If Participant breaches any restriction in this Paragraph 4, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require Participant to forfeit any RSUs (whether then vested or unvested) that have not yet been converted into Common Stock as of the date of such violation; (B) require Participant to immediately sell to the Company a number of shares of Common Stock equal to the gross number of RSUs converted into Common Stock hereunder, for the then-current Fair Market Value of such shares; (C) require Participant to immediately pay to the Company any gain that the Participant realized on any sale of shares of Common Stock issued in settlement of the RSUs granted hereunder; (D) discontinue future grants of any and all equity awards under any equity incentive plan in which Participant may participate; (E) recover damages incurred by the Company as a result of the breach; and (F) recover its attorneys’ fees, costs and expenses incurred in connection with such actions. To the extent that the provisions of this Paragraph 4 are inconsistent with the terms of any other agreement between the Company and the Participant, the Company and Participant agree that the provisions of this Paragraph 4 shall control.

(ii) Injunctive Relief and Damages. Participant acknowledges and agrees that a breach of Paragraph 4 will result in irreparable harm and continuing damage to the Company, and that money damages and the remedies set forth in Paragraph 4(b)(i) above would be not be sufficient remedies to the Company for any such breach or threatened breach. Therefore, Participant agrees that the Company shall also be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach of Paragraph 4. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the remedies set forth in Paragraph 4(b)(i) or the recovery of money damages, attorneys’ fees and costs.

(c) Tolling. If Participant violates any of the restrictions contained in this Paragraph 4, the Restricted Period will be suspended and will not run in favor of Participant until such time that Participant cures the violation to the satisfaction of the Company.

5.    Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:

(a) give the Participant any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b) give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c) confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

6.    Data Privacy

By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy. The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, Wells Fargo Shareowner Services (“Wells Fargo”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Wells Fargo at 161 North Concord Exchange, South St. Paul, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).

7.    Prerequisites to Benefits

Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the RSUs awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.

8.    Delivery of Shares

No shares of Common Stock shall be delivered to the Participant upon conversion of the RSUs into shares of Common Stock until:

(a) all the applicable taxes required to be withheld have been paid or withheld in full;

(b) the approval of any governmental authority required in connection with this RSU, or the issuance of shares of Common Stock hereunder under has been received by the Company; and

(c) if required by the Committee, the Participant has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in Paragraph 10 hereof.

9.    Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

10.    Securities Act

The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):

(a) stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b) stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:

(i) through a broker on a national securities exchange, or

(ii) with the prior written approval of the Company; and

(c) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

11.    Federal and State Taxes

(a) Any amount of Common Stock and/or cash that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b) Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:

(i) the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii) the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant for a period of at least six (6) months to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii) the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv) any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.

(c) Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

12.    Copy of Plan

By the electronic acceptance of this Agreement, the Participant acknowledges receipt of a copy of the Plan.

13.    Administration

This Agreement is subject to the terms and conditions of the Plan. The Plan is administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

14.    Adjustment of Number of Shares of RSUs

The number of RSUs granted hereunder shall be subject to adjustment in accordance with Articles 12 and 13 of the Plan.

15.    Non-transferability

The RSUs granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The RSUs and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.
16.    Remedies

The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
17.    Information Confidential

As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.
18.    Amendments

Except as otherwise provided in the Plan or below, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award or to the extent that such amendment is not materially adverse to the Participant.

19.    Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state).

20.    Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or remaining portion of such provision) of this Agreement, but such provision (or portion thereof) shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included.

21.    Headings

The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

22.    Word Usage

Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

23.    Execution of Receipts and Releases

Any payment of cash or any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

24.    Code Section 409A

Notwithstanding anything herein to the contrary, in the case of a conversion of vested RSUs and registration and transfer of shares of Common Stock on account of any termination of service (other than death), if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final Treasury Regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of such shares to the Participant shall not occur until the date which is six (6) months following the date of the Participant’s termination of service (or, if earlier, the date of the Participant’s death).

25.    Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26.    Insider Trading Restrictions/Market Abuse Laws.

The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares, RSUs or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with his or her personal legal advisor on this matter.

27.    Participant Acceptance.

The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any shares of Common Stock be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the RSUs, Participant agrees that the RSUS are granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.

The Company and the Participant are executing this Agreement effective as of the Date of Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

__________________________________
Chief Executive Officer